EXHIBT 99.1
[Grant Prideco Letterhead]
(a)	FOR IMMEDIATE RELEASE
Investor Relations Contacts:
Jay M. Mitchell
Treasurer
(281) 878-5610
jay.mitchell@grantprideco.com
Matthew D. Fitzgerald
Senior Vice President and CFO
(281) 878-5605
matt.fitzgerald@grantprideco.com
GRANT PRIDECO REPORTS DILUTED EPS OF $0.37,
INCLUDING REFINANCING CHARGES OF $0.12 PER SHARE
HOUSTON, TEXAS, October 26, 2005 — Grant Prideco, Inc. (NYSE:GRP) announced that its third quarter 2005 net income increased by almost 180% to $48.1 million ($0.37 per diluted share) on record revenues of $352.2 million. These results include refinancing charges of $21.7 million ($0.12 per diluted share, net of tax), resulting from the repurchase of the Company’s 9% Senior Notes. These results compare to net income of $17.3 million ($0.14 per diluted share) on revenues of $246.4 million in last year’s third quarter. Each of the Company’s operating segments reported record revenues and operating income, reflecting the continued strong market activity. The Company’s backlog increased to a record $742.5 million at September 30, 2005.
Operating Income Margins Increase to 24%
Operating income increased to a record $84.9 million, or 146% higher than last year’s third quarter. Consolidated operating income margins increased to 24% from 14%. The improved margins reflect increased volumes across all three segments and better pricing, primarily at the Company’s Drilling Products and Services, and Tubular Technology and Services segments.
Other operating expenses (sales and marketing, general and administrative and research and engineering) increased $6.6 million compared to last year’s third quarter, however, as a percentage of revenues, operating expenses were reduced to 19% from 24% for the same period last year. This improvement primarily reflects overhead reductions at the Company’s Drill Bits segment.

Refinancing Charges
As part of the Company’s comprehensive debt restructuring program that began last quarter, in July 2005 the Company issued $200 million of 6⅛% Senior Notes due 2015 at par and completed the repurchase of substantially all of its outstanding 9% Senior Notes due 2009. The Company incurred refinancing charges of $21.7 million in the third quarter of 2005 for the early retirement of these Notes. The Company has completed its debt restructuring program and has reduced its weighted average borrowing costs from 9.25% to less than 6%.
Other Items
Interest expense decreased by $5.2 million reflecting the early redemption of the Company’s 9⅝% Senior Notes in June 2005 and the repurchase of its 9% Senior Notes. Equity income from the Company’s unconsolidated affiliates increased by $9.0 million, which primarily reflects increased earnings at Voest-Alpine Tubulars (VAT). VAT benefited from strong demand and pricing for seamless OCTG products.
The Company’s annual effective tax rate was estimated to be 27.7% (27.1% for the quarter). This rate includes the effect of the VAT equity investment, which is recorded net of tax. Taking into account taxes provided at VAT, the Company’s annual effective tax rate was estimated to be 33.6%.
The Company’s debt to book capitalization was 24.3% at September 30, 2005 and cash balance was $25.2 million bringing the net debt to book capitalization to 22.1%.
Acquisitions
In July 2005, the Company acquired Corion Diamond Products, Ltd. (Corion), a coring business headquartered in Nisku, Alberta, for approximately $17 million in cash plus contingent consideration of up to an additional $9.5 million payable upon certain performance benchmarks over the next three years. Corion’s flagship product is the Corion Express, which allows an operator to take core samples without tripping the drill string, providing substantial savings to the operator as compared to conventional coring techniques. Corion will be included in the Company’s Drill Bits segment.
In September 2005, the Company increased its ownership of IntelliServ, Inc. (IntelliServ) from 50% to 100%. IntelliServ is developing a drill string telemetry network embedded within drill pipe. Total consideration paid by the Company was approximately $15 million, which included cash and a note payable, plus a royalty which is contingent on the product’s adoption rate and revenues.

SEGMENT RESULTS
Drilling Products and Services
Revenues for the Drilling Products and Services segment were a record $153.2 million during the quarter. This represents a 48% increase over the prior year’s third quarter and a 6% sequential increase. Operating income doubled to $47.0 million, compared to $23.2 million in last year’s third quarter. These improvements reflect a 30% increase in drill pipe footage sold and an 18% increase in average sales price per foot. Additionally, this segment’s Chinese operations improved significantly reflecting strong market demand. Drill pipe production increased to 2.6 million feet during the quarter. Backlog for this segment increased to a record $576.8 million at September 30, 2005, due to strong U.S drilling activity and a large increase in China reflecting annual purchasing activity.
Drill Bits
Drill Bits segment revenues increased to a record $100.1 million during the quarter. This 26% improvement in revenues reflects an 18% increase in the average worldwide rig count, with increased sales primarily in the Canadian and North Sea/Russia markets, coupled with incremental sales related to the Corion acquisition in July 2005. Operating income margins increased to 26% from 20% in last year’s third quarter due primarily to decreased overhead expenses and withdrawal from selected low margin areas.
Tubular Technology and Services
     Revenues for the Tubular Technology and Services segment increased by 56% to a record $98.9 million, compared to the prior year’s third quarter of $63.5 million. Operating income margins increased to 26% from 13% in last year’s third quarter. These increases were primarily due to improved results in this segment’s XL and TCA divisions. XL benefited from strong deliveries of its Viper™ and XLF™ (flush thread) connections, several of which had been delayed from the previous quarter, while TCA saw continued pricing improvements and strong demand for specialty products.
Other
This segment primarily includes the operating results of IntelliServ, which was accounted for as an equity method investment until the Company purchased the remaining 50% in September 2005. The operating loss of $1.5 million included in this segment primarily reflects start-up costs associated with the on-going commercialization of the drill string telemetry network.
Corporate
Corporate expenses for the third quarter of 2005 were $12.2 million compared to $12.4 million in last year’s third quarter, which included other charges of $3.8 million related to the relocation of the Company’s corporate office. Excluding the charge, the 2005 increase was primarily due to higher costs for stock-based incentive programs and professional fees.

CEO COMMENTS
Chairman and CEO, Michael McShane commented, “We are pleased to again report strong quarterly results with record revenues and operating income at each segment despite hurricane related disruptions that impacted earnings by $0.02 - $0.03 per share. In addition to exceptional industry conditions, each segment benefited from successful new products. Long-term growth opportunities were pursued through the acquisitions of Corion and the remaining 50% interest in our IntelliServ joint venture. Geographic expansion of Corion’s unique coring services have already proven successful and we expect to announce completion of our first commercial application of IntelliServ during the fourth quarter.”
“For the fourth quarter, we anticipate a continuation of the strong worldwide drilling activity with a seasonal increase in Canada. We expect fourth quarter earnings to be in the range of $0.50 to $0.52 per share. With a rising backlog and indications of increased E&P spending levels, we expect continued earnings improvement into 2006.”
Conference Call
Grant Prideco’s conference call to discuss third quarter financial results is scheduled for Wednesday, October 26, 2005 at 9:00 a.m. EDT, (8:00 a.m. CDT, 6:00 a.m. PDT) and is accessible by dialing (800) 374-1805. For further information on the call or the webcast, please visit the Company’s website at www.grantprideco.com or see the Company’s press release announcing the earnings conference call dated October 4, 2005.
To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Grant Prideco’s website.
Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.
This press release contains, and statements made during our conference call relating to this press release may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements. These results should be considered preliminary until the Company files its Form 10-Q with the Securities and Exchange Commission.

GRANT PRIDECO, INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Revenues	$352,228	$246,366	$961,271	$662,513
Operating Expenses:
Cost of sales	201,438	148,793	549,631	398,914
Sales and marketing	34,824	33,432	101,182	93,290
General and administrative	25,150	20,898	74,226	60,335
Research and engineering	5,965	4,982	17,917	15,303
Other charges	—	3,803	—	9,035

	267,377	211,908	742,956	576,877

Operating Income	84,851	34,458	218,315	85,636
Interest Expense	(5,138)	(10,352)	(24,378)	(31,342)
Other Income, Net	2,920	1,613	7,513	3,971
Equity Income in Unconsolidated Affiliates	9,583	559	19,607	272
Refinancing Charges	(21,654)	—	(57,086)	—

Income From Continuing Operations Before Income Taxes and Minority Interests	70,562	26,278	163,971	58,537
Income Tax Provision	(19,109)	(7,718)	(45,404)	(18,587)

Income from Continuing Operations Before Minority Interests	51,453	18,560	118,567	39,950
Minority Interests	(3,339)	(1,326)	(7,959)	(4,107)

Income from Continuing Operations	48,114	17,234	110,608	35,843
Income (Loss) from Discontinued Operations, Net of Tax	—	21	—	(9,222)

Net Income	$48,114	$17,255	$110,608	$26,621

Basic Net Income Per Share:
Income from continuing operations	$0.37	$0.14	$0.87	$0.29
Loss from discontinued operations	—	—	—	(0.07)

Net income	$0.37	$0.14	$0.87	$0.22

Basic weighted average shares outstanding	128,373	123,805	126,511	122,874

Diluted Net Income Per Share:
Income from continuing operations	$0.37	$0.14	$0.85	$0.29
Loss from discontinued operations	—	—	—	(0.08)

Net income	$0.37	$0.14	$0.85	$0.21

Diluted weighted average shares outstanding	131,657	126,603	129,658	125,525

Cash Flow Data:
Depreciation and amortization	$11,750	$10,017$	33,956	$31,778
Cash provided by operating activities	38,996	29,834	128,210	77,036
Cash used in investing activities	(33,905)	(22,354)	(49,636)	(36,331)
Cash used in financing activities	(5,332)	(6,780)	(102,509)	(24,971)
Capital expenditures (a)	6,361	8,796	20,324	29,529

	September 30,	December 31,
	2005	2004
Balance Sheet Data:	(Unaudited)
Total assets	$1,479,774	$1,344,466
Total debt	284,555	381,954
Total liabilities	591,822	638,925
Stockholders’ equity	887,952	705,541

Backlog at Period Ended	$742,529	$291,916
(a)	Capital expenditures for property, plant, and equipment excludes acquisitions of businesses.

GRANT PRIDECO, INC.
SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Drilling Products and Services	$153,173	$103,301	$425,879	$263,388
Drill Bits	100,132	79,492	283,847	235,335
Tubular Technology and Services	98,923	63,458	251,545	161,915
Other	—	115	—	1,875

	$352,228	$246,366	$961,271	$662,513

Operating Income (Loss):
Drilling Products and Services	$47,008	$23,205	$126,559	$51,111
Drill Bits	25,735	15,731	67,925	51,702
Tubular Technology and Services	25,753	8,229	60,239	11,212
Other	(1,464)	(287)	(1,904)	(1,994)
Corporate	(12,181)	(12,420)	(34,504)	(26,395)

	$84,851	$34,458	$218,315	$85,636

Depreciation and Amortization:
Drilling Products and Services	$3,361	$3,512	$10,346	$11,394
Drill Bits	4,176	2,614	11,577	8,674
Tubular Technology and Services	2,900	3,093	8,812	9,372
Other	395	29	650	177
Corporate	918	769	2,571	2,161

	$11,750	$10,017	$33,956	$31,778

Capital Expenditures for Property, Plant and Equipment:
Drilling Products and Services	$3,262	$853	$8,032	$7,673
Drill Bits	1,275	5,848	4,887	13,923
Tubular Technology and Services	1,266	401	4,584	4,069
Other	—	—	22	446
Corporate	558	1,694	2,799	3,418

	$6,361	$8,796	$20,324	$29,529

OTHER INFORMATION AT SEPTEMBER 30, 2005:

Total Cash	$25,173

Total Debt	$284,555
Total Stockholders’ Equity	887,952

Total Book Capitalization	$1,172,507

Debt to Book Capitalization	24.3%

Net Debt (Net of Cash) to Book Capitalization	22.1%